Etsy, Inc. Reports Second Quarter 2017 Financial Results
Grows Revenue 19.1% Year-Over-Year
Recent Actions Sharpen Focus on Growth and Are Expected to Deliver Cost Savings
Issues Updated 2017 Financial Guidance

Brooklyn, NY - August 3, 2017 - Etsy, Inc. (NASDAQ: ETSY), which builds markets, services and economic opportunity for creative entrepreneurs, today announced financial results for its second quarter ended June 30, 2017.

“Since May, we have sharpened our focus and increased the velocity of product experiments and launches, which together, we believe will enable us to accelerate GMS growth in the third quarter compared to the second quarter,” said Josh Silverman, Etsy Inc. CEO. “ We are doubling down on our core Etsy.com market and, while it's still early, the initiatives we have underway are already having a positive impact on GMS.”

Second Quarter 2017 Financial Summary
(in thousands except percentages; unaudited)

	Three Months Ended June 30,		% Growth Y/Y		Six Months Ended June 30,		% Growth Y/Y
	2016	2017			2016	2017
GMS	$669,704	$748,029	11.7%		$1,298,871	$1,467,066	12.9%
Revenue	$85,349	$101,692	19.1%		$167,196	$198,583	18.8%
Markets revenue	$37,405	$42,069	12.5%		$73,135	$82,828	13.3%
Seller Services revenue	$47,069	$58,816	25.0%		$90,602	$112,763	24.5%
Net (loss) income	$(7,311)	$11,669	(259.6)%		$(6,119)	$11,248	(283.8)%
Adjusted EBITDA	$14,040	$12,696	(9.6)%		$28,791	$22,418	(22.1)%

Active sellers	1,654	1,834	10.9%		1,654	1,834	10.9%
Active buyers	26,104	30,584	17.2%		26,104	30,584	17.2%
Percent mobile visits	64%	65%	100	bps	63%	66%	300	bps
Percent mobile GMS	47%	51%	400	bps	47%	51%	400	bps
Percent international GMS	31%	32%	100	bps	31%	32%	100	bps

For information about how we define our metrics, see our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

Second Quarter 2017 Operational Highlights

GMS was $748.0 million, up 11.7%, compared with the second quarter of 2016. Growth in GMS was supported by 10.9% year-over-year growth in active sellers and 17.2% year-over-year growth in active buyers.

Continuing the trend we’ve seen for multiple quarters, mobile visits once again grew faster than desktop visits. Percent mobile visits was approximately 65% compared with approximately 64% in the second quarter of 2016, and approximately 66% in the first quarter of 2017. Percent mobile GMS was approximately 51% compared with approximately 47% in the second quarter of 2016 and 51% in the first quarter of 2017. Mobile web continued to be the largest contributor to both overall visits and mobile GMS. Mobile GMS growth was approximately 20%, with mobile web and mobile app GMS each continuing to grow significantly faster than desktop GMS during the second quarter.

Percent international GMS was approximately 32% in the second quarter of 2017, up from approximately 31% in the second quarter of 2016. International GMS was up approximately 18% in the second quarter of 2017, growing faster than overall GMS.

During the second quarter of 2017, percent international GMS was largely driven by continued robust GMS growth between U.S. buyers and international sellers and GMS growth between buyers and sellers outside of the U.S., both in the same country and cross-border. GMS growth between international buyers and sellers in the same country remained the fastest growing category of international GMS, up approximately 39% year-over-year during the second quarter of 2017. We believe that growth in this category demonstrates the progress we are making in building and deepening local Etsy communities in our key international markets.

Recent Operational Highlights

Sharpening our focus on key initiatives: We are doubling down on efforts to grow our core Etsy.com market, especially within our six key geographic markets (U.S., Canada, U.K., France, Germany, Australia). We are focused on winning the purchase occasions that center around celebrations, gifting and style. To empower our passionate community of 1.8 million sellers to compete and win against mass retailers,we are focused on four key initiatives:

•
Improving trust and reliability on Etsy.com: We want to ensure that the Etsy brand delivers trust and reliability throughout the buying experience. In the second quarter, we launched Guest Checkout and Multi-Shop Checkout, both focused on removing friction in the payment process. We aimed to increase buyer confidence by including trust and accreditation notices on the payments pages of Etsy.com.

•
Enhancing search and discovery: Helping buyers better navigate the 45 million items on Etsy.com is a key area of focus. Over the past several months, we have conducted numerous product experiments and launched several new enhancements. Early results from A/B tests are encouraging.

•
Building world-class marketing capabilities: We are focused on SEO, digital acquisition marketing and email to increase traffic to Etsy.com. Additionally, we have paused brand marketing initiatives for the remainder of 2017 and have redirected a portion of that spend to digital acquisition marketing.

•
Providing best-in-class seller tools and services: We plan to continue to invest in tools and services that enable Etsy sellers to start, manage and scale their businesses. New enhancements in the second quarter included increasing Promoted Listings inventory on mobile web, mandating use of Etsy Payments in all eligible countries and launching updates to Pattern by Etsy that allow Etsy sellers to include non-Etsy merchandise on their Etsy-powered custom websites.

Optimizing our structure: In May and June we took actions to streamline our cost structure, improve focus on strategic growth opportunities, and drive faster execution. These actions included reducing our headcount by approximately 245 positions, or approximately 23% of our headcount at the end of 2016 (the “Actions”).
As a result of the Actions, we have identified approximately $20 million in 2017 expense reductions, which we expect to result in approximately $35 million in annualized cost savings. These savings will be realized through a combination of headcount reductions, reduced third-party expenses, and programming costs.
Strengthening our leadership team: Earlier this week, we appointed Mike Fisher as our new Chief Technology Officer. Mike brings over two decades of experience to the role, and will help us further scale our global platform, deepen our machine learning expertise, and drive execution as we work to create the world's best buying and selling experience.

Second Quarter 2017 Financial Highlights

“We are confident that our newly streamlined organizational structure will allow us to accelerate our product launch cadence while generating cost efficiencies, resulting in a positive impact on our Adjusted EBITDA margins going forward,” said Rachel Glaser, Chief Financial Officer.
Total revenue was $101.7 million, up 19.1% year-over-year, driven by growth in both Markets and Seller Services revenue. Markets revenue grew 12.5%, driven by growth in transaction fee revenue and, to a lesser extent, growth in listing fee revenue. Seller Services revenue grew 25.0% year-over-year, driven primarily by revenue growth in Etsy Payments. Seller Services revenue also benefited from revenue growth in Promoted Listings and, to a lesser extent, Pattern and Shipping Labels. Gross profit for the second quarter was $66.0 million, up 17.3% year-over-year and gross margin was 64.9%, down 100 bps compared with 65.9% in the second quarter of 2016.

Total operating expenses were $77.7 million in the second quarter, up 50.6% year-over-year. The primary driver of the year-over-year increase was $10.6 million in restructuring charges and other exit costs resulting from the Actions as well as digital acquisition marketing expenses.

Net income for the second quarter of 2017 was $11.7 million with earnings per share of $0.10, compared with a net loss of $7.3 million and a net loss per share of $0.06 in the second quarter of 2016. Etsy’s net income in the second quarter of 2017 included a $16.1 million foreign exchange gain, an income tax benefit of $9.4 million, and interest expense associated with the build-to-suit lease accounting related to our new headquarters, all primarily non-cash.

Non-GAAP Adjusted EBITDA for the second quarter was $12.7 million and declined 9.6% year-over-year. Non-GAAP Adjusted EBITDA margin (i.e., non-GAAP Adjusted EBITDA divided by revenue) was 12.5%, down 400 bps year-over-year and up 250 bps sequentially compared to the first quarter of 2017. Expense related to digital acquisition marketing was the primary factor contributing to the Adjusted EBITDA margin decline in the second quarter.

Net cash provided by operating activities was $12.1 million in the second quarter of 2017 compared with $16.8 million in the second quarter of 2016. The year-over-year reduction in net cash provided by operating activities was primarily related to restructuring and exit costs resulting from the Actions.

Cash, marketable securities and short-term investments were $287.2 million as of June 30, 2017.

2017 Financial Guidance

We are providing updated 2017 guidance for GMS, Revenue and Adjusted EBITDA margin:

2017 Guidance
GMS Year-Over-Year Growth	12-14%
Revenue Year-Over-Year Growth	18-20%
Adjusted EBITDA Margin	16-18%
We anticipate that the key factors impacting our revenue and GMS forecast through the rest of 2017 will be:

◦	Accelerated testing and deployment of new products and features focused on Etsy.com

◦	Conversion rate gains across mobile and desktop

◦	And growth in Seller Services revenue, which we expect will grow faster than both GMS and Markets revenue, and will be primarily driven by Promoted Listings and Etsy Payments.

We anticipate that third quarter GMS growth will be higher than second quarter GMS growth.

In addition to the key factors impacting revenue and GMS, we anticipate that the key factor impacting our Adjusted EBITDA margin forecast through the rest of 2017 will be:

◦	Efficiencies in our operating structure, which are expected to reduce operating expenses by approximately $20 million in 2017 and approximately $35 million on an annualized basis.

Etsy is not able, at this time, to provide GAAP targets for net income margin for 2017 because of the unreasonable effort of estimating certain non-cash items that are excluded from non-GAAP Adjusted EBITDA margin, including, for example, provision or benefit for income taxes and foreign exchange gain or loss, the effect of which may be significant.

Webcast and Conference Call Replay Information

Etsy will host a webcast to discuss these results at 5:30 p.m. ET today. To access the live webcast and accompanying slide deck, please visit the Etsy Investor Relations website, investors.etsy.com, and go to the Investor Events section.

An investor presentation will accompany the webcast and be available for download on the platform once the call begins.

A replay will be available following the live webcast and may be accessed on the same website. A telephonic replay will also be available through 10:30 p.m. ET on August 17, 2017 at (855) 859-2056 or (404) 537-3406; conference ID 55331528.

About Etsy

Etsy is a global creative commerce platform. We build markets, services and economic opportunity for creative entrepreneurs. Within our markets, millions of people around the world connect, both online and offline, to make, sell and buy unique goods. We also offer a wide range of Seller Services and tools that help creative entrepreneurs start, manage and scale their businesses.

Etsy was founded in 2005 and is headquartered in Brooklyn, New York.

Investor Relations Contact:
Etsy, Jennifer Beugelmans, Vice President
or
Gabriel Ratcliff, Manager, Investor Relations
ir@etsy.com

Media Relations Contact:
Etsy, Kelly Clausen, Director, Corporate Communications
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include growth drivers for GMS, the impact of the Actions on execution of the key initiatives, product launches and Adjusted EBITDA margin, expected cost savings from the Actions, our financial guidance and the key drivers thereof, our business strategies and plans, and future growth.  Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “plans,” “will,” “intends,” or similar expressions and the negatives of those words.

Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include (1) our history of operating losses; (2) the fluctuation of our quarterly operating results; (3) our ability to attract and retain an active and engaged community of Etsy sellers and Etsy buyers; (4) the importance to our success of the trustworthiness of our markets and the connections within our community; (5) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of Etsy sellers and Etsy buyers; (6) our ability to transition to a new senior executive team, including a new Chief Executive Officer, Chief Financial Officer and Chief Technology Officer and implement our business strategy; (7) our ability to attract and retain employees; (8) the impact on our business as a result of actions by activist stockholders; (9) our ability to successfully implement the initiatives to increase efficiency, streamline our cost structure and improve focus on key strategic growth opportunities; (10) adherence to our values and our focus on long-term sustainability, which may negatively influence our short- or medium-term financial performance; (11) the effectiveness of our marketing efforts; (12) the effectiveness of our mobile solutions for Etsy sellers and Etsy buyers; (13) our ability to compete effectively (14) our payments system, which depends on third-party providers and is subject to evolving laws and regulations; (15) our ability to expand successfully outside of the United States; (16) risks related to cyber attacks; and (17) macroeconomic conditions, global and political events. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, we cannot guarantee future results, levels of activity, performance, achievements or events and circumstances reflected in the forward-looking statements will occur.

Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of December 31, 2016	As of June 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$181,592	$226,885
Short-term investments	100,494	60,353
Accounts receivable, net	26,426	24,990
Prepaid and other current assets	15,571	28,916
Deferred tax charge—current	17,132	—
Funds receivable and seller accounts	29,817	35,084
Total current assets	371,032	376,228
Restricted cash	5,341	5,341
Property and equipment, net	126,407	129,074
Goodwill	35,657	37,438
Intangible assets, net	7,507	5,301
Deferred tax charge—net of current portion	34,264	—
Other assets	985	935
Total assets	$581,193	$554,317
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,978	$7,595
Accrued expenses	24,179	30,377
Capital lease obligations—current	6,829	7,345
Funds payable and amounts due to sellers	29,817	35,084
Deferred revenue	5,648	5,789
Other current liabilities	6,557	2,134
Total current liabilities	84,008	88,324
Capital lease obligations—net of current portion	5,296	6,191
Deferred tax liabilities	65,068	65,028
Facility financing obligation	57,360	60,668
Other liabilities	24,704	25,827
Total liabilities	236,436	246,038
Total stockholders’ equity	344,757	308,279
Total liabilities and stockholders’ equity	$581,193	$554,317

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands except share and per share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2017	2016	2017
Revenue	$85,349	$101,692	$167,196	$198,583
Cost of revenue	29,098	35,724	57,009	70,383
Gross profit	56,251	65,968	110,187	128,200
Operating expenses:
Marketing	17,205	27,521	33,052	50,975
Product development	11,840	21,754	24,070	39,870
General and administrative	22,537	28,411	41,613	51,174
Total operating expenses	51,582	77,686	98,735	142,019
Income (loss) from operations	4,669	(11,718)	11,452	(13,819)
Total other (expense) income, net	(7,719)	13,950	304	14,578
(Loss) income before income taxes	(3,050)	2,232	11,756	759
(Provision) benefit for income taxes	(4,261)	9,437	(17,875)	10,489
Net (loss) income	$(7,311)	$11,669	$(6,119)	$11,248
Net (loss) income per share attributable to common stockholders:
Basic	$(0.06)	$0.10	$(0.05)	$0.10
Diluted	$(0.06)	$0.10	$(0.05)	$0.10
Weighted average common shares outstanding:
Basic	113,045,888	116,933,216	112,760,531	116,453,790
Diluted	113,045,888	120,723,938	112,760,531	120,424,631

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Six Months Ended June 30,
	2016	2017
Cash flows from operating activities
Net (loss) income	$(6,119)	$11,248
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Stock-based compensation expense	6,033	10,592
Stock-based compensation expense—acquisitions	1,472	2,455
Depreciation and amortization expense	9,834	13,598
Bad debt expense	681	863
Foreign exchange gain	(1,734)	(18,883)
Amortization of debt issuance costs	91	110
Non-cash interest expense	1,287	4,368
Interest on marketable securities	(573)	302
Loss on disposal of assets	766	89
Amortization of deferred tax charge	9,267	—
Changes in operating assets and liabilities	(1,424)	(9,294)
Net cash provided by operating activities	19,581	15,448
Cash flows from investing activities
Purchases of property and equipment	(26,278)	(3,593)
Development of internal-use software	(5,611)	(6,604)
Purchases of marketable securities	(108,216)	(29,462)
Sales of marketable securities	19,799	69,290
Net cash (used in) provided by investing activities	(120,306)	29,631
Cash flows from financing activities
Repurchase of stock	(180)	(2,028)
Proceeds from exercise of stock options	2,894	6,376
Payments on capital lease obligations	(2,810)	(3,742)
Deferred payments on acquisition of business	(649)	—
Payments on facility financing obligation	—	(1,224)
Net cash used in financing activities	(745)	(618)
Effect of exchange rate changes on cash	(2,292)	832
Net (decrease) increase in cash and cash equivalents	(103,762)	45,293
Cash and cash equivalents at beginning of period	271,244	181,592
Cash and cash equivalents at end of period	$167,482	$226,885

Non-GAAP Financial Measures
Adjusted EBITDA
In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net (loss) income adjusted to exclude: interest and other non-operating expense, net; provision (benefit) for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange loss (gain) and restructuring and other exit costs. Below is a reconciliation of Adjusted EBITDA to net (loss) income, the most directly comparable GAAP financial measure.
We have included Adjusted EBITDA in this press release because it is a key measure used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platform.
We believe that Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our business as it removes the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not consider the impact of stock-based compensation expense;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•	Adjusted EBITDA does not consider the impact of foreign exchange loss (gain);

•	Adjusted EBITDA does not consider the impact of restructuring and other exit costs;

•	Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense; and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net (loss) income and our other GAAP results.

Reconciliation of Net (Loss) Income to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2017	2016	2017

	(in thousands)
Net (loss) income	$(7,311)	$11,669	$(6,119)	$11,248
Excluding:
Interest and other non-operating expense, net (1)	1,333	2,153	1,430	4,305
Provision (benefit) for income taxes	4,261	(9,437)	17,875	(10,489)
Depreciation and amortization (1)	5,103	6,660	9,834	13,598
Stock-based compensation expense (2)	3,452	4,881	6,033	8,924
Stock-based compensation expense—acquisitions (2)	816	1,613	1,472	2,455
Foreign exchange loss (gain)	6,386	(16,103)	(1,734)	(18,883)
Restructuring and other exit costs (3)	—	11,260	—	11,260
Adjusted EBITDA	$14,040	$12,696	$28,791	$22,418

(1)
Included in interest and depreciation expense amounts above, interest and depreciation expense related to our headquarters under build-to-suit accounting requirements, which commenced in May 2016, in the three and six months ended June 30, 2016 and 2017 are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2017	2016	2017

	(in thousands)
Interest expense	$1,287	$2,223	$1,287	$4,368
Depreciation	546	819	546	1,638

(2) $1.7 million of restructuring-related stock-based compensation expense has been excluded from the three and six months ended June 30, 2017 and is included in total restructuring and other exit costs below. See note (3). Total stock-based compensation expense included in the consolidated statements of operations is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2017	2016	2017

	(in thousands)
Cost of revenue	$250	$398	$451	$762
Marketing	221	528	402	972
Product development	1,026	2,053	1,883	4,073
General and administrative	2,771	5,183	4,769	7,240
Total stock-based compensation expense	$4,268	$8,162	$7,505	$13,047

(3) Total restructuring and other exit costs included in the consolidated statements of operations are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2017	2016	2017

	(in thousands)
Cost of revenue	$—	$694	$—	$694
Marketing	—	2,349	—	2,349
Product development	—	3,101	—	3,101
General and administrative	—	5,116	—	5,116
Total restructuring and other exit costs	$—	$11,260	$—	$11,260
Statement of Operations Line Items Excluding Restructuring and Other Exit Costs
In this press release, we discuss certain financial statement line items excluding restructuring and other exit costs, each non-GAAP financial measure that represents the income statement line item adjusted to exclude restructuring and other exit costs incurred in the second quarter of 2017.
We have included these financial statement line items excluding restructuring and other exit costs because the Actions were unusual and do not necessarily reflect the ongoing trends in these financial statement line items. We believe that these non-GAAP measures can provide a useful measure for period-to-period comparisons of our business as it removes the impact of the Actions.
These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	many of these costs were or will be settled in cash;

•	there is no certainty that restructuring and other exit costs will not recur;

•	other companies, including companies in our industry, may adjust for similar items in a different manner, or may not exclude such charges, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider these non-GAAP measures alongside other financial performance measures, including the GAAP financial statement line items.

Reconciliation of GAAP Statement of Operations Line Items to Non-GAAP Line Items Excluding Restructuring and Other Exit Costs
(Unaudited)
The following table reflects the reconciliation of each affected GAAP line item of the consolidated statement of operations to the non-GAAP line item excluding restructuring and other exit costs for each of the periods indicated:

	Three Months Ended June 30, 2017			Six Months Ended June 30, 2017
	As Reported	Restructuring and Other Exit Costs	Excluding Restructuring and Other Exit Costs	As Reported	Restructuring and Other Exit Costs	Excluding Restructuring and Other Exit Costs

	(in thousands)
Revenue	$101,692	$—	$101,692	$198,583	$—	$198,583
Cost of revenue	35,724	694	35,030	70,383	694	69,689
Gross profit	65,968	694	66,662	128,200	694	128,894
Operating expenses:
Marketing	27,521	2,349	25,172	50,975	2,349	48,626
Product development	21,754	3,101	18,653	39,870	3,101	36,769
General and administrative	28,411	5,116	23,295	51,174	5,116	46,058
Total operating expenses	77,686	10,566	67,120	142,019	10,566	131,453
Loss from operations	$(11,718)	$11,260	$(458)	$(13,819)	$11,260	$(2,559)